Exhibit 99.2
NEXTERA ENTERPRISES, INC.
10 High Street
Suite 650
Boston, MA 02110
December 29, 2006
Mr. Michael Muldowney
Nextera Enterprises, Inc.
10 High Street
Suite 650
Boston, MA 02110
Dear Michael:
     As you are aware, the Company is planning to transfer all of its operations to California. You have notified us that for personal and family reasons you will be unable to relocate to California, thereby triggering a termination by you with good reason under your employment agreement dated April 1, 2006 (the “Agreement”). The purpose of this letter is to set forth the terms of your termination and severance.
1.	You are expected to remain in the employ of the Company through March 31, 2007, with full salary and benefits, which date shall be your termination date.

2.	You will be paid a “stay bonus” of $30,000.00, payable on March 31, 2007, provided you are still employed by the company on that date.

3.	You will receive a severance payment in the amount of $155.000 00, payable on or before March 31, 2007. To the extent you resign prior to such date, your severance payment will be included in your last paycheck.

4.	You will receive a bonus for 2006 in the amount of $85,000.00, to be paid on or before January 15, 2007.

5.	At the Company’s request, you will use your best efforts to make yourself available to consult on various financial and accounting matters for four months from the date of your termination. You will be paid $10,000.00 per month for said consulting services. The Company in its sole discretion may choose to extend the term of this Agreement to consult on a month to month basis, if you are still available to consult.

Mr. Michael Muldowney
December 29, 2006

6.	The provisions of the Agreement with respect to benefits, as set forth in paragraph 6(d)(iii), options, as set forth in paragraph 6(d)(v), the non-compete provisions, as set forth in 6(d)(vi), and accrued benefits, as set forth in paragraph 6(d)(vii), shall remain in full force and effect.

7.	Paragraph 6(d)(iv) of the Agreement notwithstanding, the date of termination shall be deemed March 31, 2007, unless you otherwise terminate your employment with the Company prior to said date, in which case such prior date shall be deemed the date of termination.
     Except as otherwise provided herein, the foregoing supersedes any and all provisions of the Agreement relating to termination and severance payments. Otherwise, said Agreement, as applicable, shall remain in full force and effect.
     Nextera appreciates the dedicated service that you have provided to it and wishes you the best in your future endeavors.
     Will you please indicate your agreement to the above by signing a copy of this letter where indicated and returning it to me at your earliest convenience.

Very truly yours,
By:	/s/ RICHARD V. SANDLER
Richard V. Sandler

RVS:jr
Acknowledged and agreed to

By:	/s/ MICHAEL MULDOWNEY
Michael Muldowney